Exhibit 10.1

Lisa J. Caldwell, JD, CCP, CBP

Executive Vice President

Chief Human Resources Officer

336-741-7041

September 26, 2016

Joseph Fragnito

Private and confidential

Via Email

Dear Joe:

It is my pleasure to present our offer for you to join R.J. Reynolds Tobacco Company (RJRT) as President and Chief Commercial Officer. Following your acceptance of this offer, we would like for you to begin work October 24, 2016.

Ongoing Salary

As President and Chief Commercial Officer of RJRT, your job level will be 13 in the Reynolds American Inc. (RAI) pay structure. Your new annual base salary will be $500,000 (or $41,666.67 per month). Your target bonus under our Annual Incentive Award Program (AIAP) will be 100% of your base salary, with a target value of $500,000 in 2017. See attached RAI AIAP Design Specifications. Your annual Long-Term Incentive Plan grant target will be 250% of your base pay, with a target value of $1,250,000 in 2017. The form of the grant is typically denominated as Performance Shares based on an average share price with a three year cliff vesting. See attached RAI LTIP Design Summary.

Special Compensation in 2016

A “sign-on” bonus totaling $350,000 (less applicable withholding amounts) will be paid to you as soon as practical following your hire date.

Under our Company’s Long-Term Incentive Program (LTIP), you will be eligible for a pro-rated 2016 grant with a target value of $1,007,000. You will receive this grant upon your employment with RJRT. This grant will be denominated as Performance Shares based on an average share price of the 20 trading days prior to your hire date, and will vest on March 1, 2019. This grant will be based on the same terms as the LTIP Design Summary attached.

Joseph Fragnito

September 26, 2016

In recognition of the value we believe you will bring to the organization, you will receive a special equity grant upon your employment with RJRT as follows:

•	$1,000,000 Retention grant in the form of Restricted Stock Units. The grant will vest 50% on December 15, 2017 and 50% on December 15, 2018.

Upon vesting, the above grant will be paid in the form of RAI stock (less enough shares to cover applicable withholding taxes) plus dividends for the corresponding period which will be paid in cash.

Additional Benefits

Upon employment, you will be eligible for coverage under our Company’s Benefits Plans. You will be eligible for 5 weeks (25 days) of paid vacation each year under the terms of our current vacation plan. In 2016, you will be eligible for 5 days of pro-rated vacation. You will also be eligible for a 100% 401(k) match on the first 6% of your pre-tax or Roth contributions of base and annual bonus compensation plus an additional 3% company contribution.

Also, as a senior executive, you are eligible for certain executive benefits including coverage under our Executive Severance Plan. Attached to this offer letter you will find a summary of standard and executive benefits for which you are eligible.

Our Company will provide you substantial support under the provisions of our relocation program. Senior executives are not eligible for loss on sale protection of their current residence. Attached is a summary of information related to the Relocation Assistance benefit.

Additional Details

You will be required to meet our stock ownership guidelines. At a job level of 13, you will be required to accumulate an amount equal to three (3) times your base salary. There is no time limit to accumulate the guideline. As you accumulate shares, you will be required to retain 50% of the after-tax shares (assumes 50% tax bracket) for all stock-based grants under RAI Omnibus Plan until guideline is achieved.

Joseph Fragnito

September 26, 2016

In consideration of this offer of employment, you will be expected to sign a Non-Compete, Non-Disclosure of Confidential Information, Arbitration Agreement and Commitment to Provide Assistance Agreement. In addition, this offer of employment is contingent upon successful completion of our customary background check and a post-offer, pre-employment medical examination, which includes testing for substance abuse. This offer is also contingent upon the completion and approval of all legally required Visa permits allowing you to work in the U.S.

The role that you have been offered represents a unique and significant opportunity for you to positively impact the future of R.J. Reynolds Tobacco Company. We have great confidence that you are well suited for this role and that you will make an outstanding contribution to our business. We are so excited to extend this offer to you!

/s/ Lisa J. Caldwell

Lisa J. Caldwell Executive Vice President, Chief Human Resources Officer Reynolds American Inc. RAI Services Company R.J. Reynolds Tobacco Company

Accepted By:

/s/ Joseph Paul Fragnito	10/17/2016
Joseph Fragnito	Date